January 23, 2003 Cenex Harvest States Cooperatives 5500 Cenex Drive Inver Grove Heights, Minnesota 55077
Re: Registration Statement on Form S-2

Ladies and Gentlemen:

        We have acted as counsel to Cenex Harvest States Cooperatives, a Minnesota cooperative (the “Company”), in connection with a Registration Statement on Form S-2, File No. 333-101916 (the “Registration Statement”). We have previously delivered to you our opinion dated January 13, 2003 relating to the sale by the Company pursuant to the Registration Statement of up to 2,875,000 shares of 8% Cumulative Redeemable Preferred Stock of the Company (the “Preferred Stock”). Since that date, you have amended the Registration Statement to provide for the issuance and sale by the Company of an additional 575,000 shares of Preferred Stock pursuant to the Registration Statement (the “Additional Shares”).

        We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have also assumed that the Additional Shares will be issued and sold as described in the Registration Statement.

        Based on the foregoing, we are of the opinion that the Additional Shares have been duly authorized and, upon payment in full of the price therefor and upon issuance, as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

        Our opinions expressed above are limited to the laws of the State of Minnesota.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Very truly yours,

WBP